Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees

Provident Bank 401(k) & Profit Sharing Plan

Montebello, New York 10901

We consent to the incorporation by reference in the registration statement on Form S-8 of Provident Bank of our report dated June 9, 2010 with respect to the statements of net assets available for plan benefits of Provident Bank 401(k) & Profit Sharing Plan as of December 31, 2009 and 2008, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, which report appears in the December 31, 2009 Annual report on Form 11-K of the Provident Bank 401(k) & Profit Sharing Plan.

Berard & Donahue, CPA’s PC

Suffern, New York

June 23, 2010